Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the use, in this Post-Effective Amendment No. 3 to the Registration Statement Form SB-2 on Form S-3, of our report dated March 15, 2001 (April 11, with respect to Note 22) relating to the balance sheet of ChinaB2Bsourcing.com, Inc. as of December 29, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 29, 2000 and December 31, 1999. We also consent to the reference to our firm under the caption "Experts" in the accompanying Prospectus.



                                                /s/ Feldman Sherb & Co., P.C.
                                                    Feldman Sherb & Co., P.C.
                                                    Certified Public Accountants

June 14, 2001
New York, New York